EXHIBIT 10.84

                                  EMS AGREEMENT

This EMS Agreement ("Agreement") is made by and between Cal-comp
Electronics(Thailand) Public Co., Ltd ("Party A") a company registered in Thailand, having its principle place of business at 191/54, 57 18 FL., CTI Tower, Rachadapisek Road, Klong Toey Bangkok 10110, Thailand BOR MOR JOR 656,

Wherify Wireless, Inc. ("Party B") a corporation registered in 2000 Bridge Parkway Suite 201, Redwood Shores, CA 94065, USA having its principal place of business at the same as above,

Party A, B may be referred to herein as a Party or the Parties, as the case may require.

Whereas, Party A desires to manufacture or redesign certain products for and sell to Party B, and

Whereas, Party B desires to buy certain products manufactured or/and redesigned by Party A for Party B;

THEREFORE, in consideration of the foregoing and the covenants contained below, the Parties agree as follows:

1. DEFINITIONS

Unless otherwise provided the words in this Agreement shall bear the following meanings:

1.1 "Contract Products" shall mean the proprietary products manufactured by Party A for Party B. The specification thereof is listed in Appendix 1.

1.2 "Intellectual Property" shall mean any of the patent, copyright, registered design, trademark, trade secret and other industrial intellectual property in respect of the Contract Products.

1.3 "Confidential Information" shall mean all proprietary information relating to this Agreement and designated as confidential by one Party or the other, including, in whole or in part, the technical information transferred hereunder and information received as a consequence of rendering or receiving technical assistance, owned or controlled by either Party, which relates to its past, present or future activities with regard to this Agreement and disclosed by one of the Parties to the other Party in written and/or graphic or model form, or in the form of a computer program or data base, and designated as confidential, in writing, by an appropriate legend, together with the name of the Party so disclosing it.

1.4 "Appendices" shall mean the following appendices which, when agreed by both Parties, constitute an integral part of this Agreement:

Appendix 1.  Products Specification

Appendix 2.  Products Price


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1.5 "Technical Information" shall mean the technical information with regard to the Contract Products under this Agreement, including but not limited to topographical design, device structures, specification, and process flows and process recipes.

2. STATEMENT OF WORK

2.1 Party B delegates Party A to manufacture the Contract Products in accordance with the specifications designed or developed by Party B itself, provided that 72,000 units per year, or an average 6,000 units per month in equivalence. Party B is to dedicate equipments / fixtures / production line to fulfill 72,000 per year. Should Party B fail to commit, it shall bear and pay all the related costs 1 month before expiration of this agreement. The related costs are human resource dedication cost, production space allocation cost, and so on.

2.2 Party A agrees to manufacture or with written approval by Wherify to have manufactured by a third party the Contract Products pursuant to the agreed requirements, and sell all the Contract Products produced by Party A to Party B. All the Contract Products manufactured by Party A or its appointee shall comply with the specification as set forth in the Appendices to this Agreement.

2.3 Party A's work does not include the maintenance of the Products. Party B shall provide the maintenance service of the Products, if necessary. Party A shall provide the necessary information to Party B to facilitate Party B's maintenance work. As a manufacturing, Party A should commit to provide quality product following AQL 1.0, 4.0 standard for all the finished goods supplying to Party B. Party A shall provide corrective action from time to time if there are manufacturing fault found.

3. TECHNICAL INFORMATION AND TECHNICAL ASSISTANCE

3.1 Party B shall provide Party A specifications as made based on the design rules, process parameters and the relevant Technology Information.

Party B shall update the Technical Information periodically to adapt the product design to Party A's manufacturing processes. Party A shall discuss with Party B to reach a consensus when there are different opinions between Party A and Party B for the feasibility of manufacturing the Contract Products based upon Party B's product design updates.

Party B shall notify Party A of the results of the inspection and acceptance of the Contract Products delivered by Party A within 7 days of receipt and assist Party A to improve the manufacturing processes.

3.2 Party A shall use the Technical Information and specifications solely for the purpose of performing the contract activities relating to the Contract Products for Party B and shall not make any modifications to the Technical Information without Party B's prior written approval. In case Party A is to modify the Technical Information to adapt its processes, it must get Party B's prior written consent. All Technical Information disclosed by Party B to Party A, including but not limited to process technology, will be used solely for the Contract Products produced for Party B, unless such Technical


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3.3 Information is already being used or known by Party A or any third party and
Party B does not have any proprietary right to such Technical Information. Any other use of such Technical Information shall constitute a violation of this Agreement.

3.4 During the term of this Agreement, Party B shall provide to Party A all modifications to the Technical Information relating to the manufacture of the Contract Products prior to the time when the Contract Products incorporating such modifications are scheduled for production. In case of different opinion existed between Party A and Party B, both parties should with intention to seek for the best solution to reach to an agreement.

3.5 Party B shall supply all specifications necessary for the manufacture of the Contract Products. Party B will retain the ownership of all intellectual property rights provided to Party A.

4. QUALIFICATION OF PROCESS

4.1 Party A shall not ship production quantities of the Contract Products to Party B until Party A received the written notice from Party B that it has successfully manufactured the test samples.

4.2 After the acceptance of the samples by Party B, Party A shall obtain the written approval of Party B prior to making any modifications to the manufacturing process, materials, or tooling which effect the form, fit, function, reliability, or performance of the Contract Products.

5. PRE-MANUFACTURE COSTS

From the outset of this Agreement, the following costs shall apply:

5.1 Party B required engineering samples, which require non-standard conditions or splits, will be surcharged at an agreed upon cost by both parties.

5.2 Should additional equipments and fixtures are required, they shall be consigned by Party B. Party A is to provide purchase list to Party B. However, there is an exception where Party B is responsible for fixtures making when fixtures are specially designed for the Product with limited access and knowledge from Party A.

6. PRICES

6.1 Party B will purchase the Contract Products from Party A at prices not to exceed those set forth in the price table of Appendix 2. The price table will be updated quarterly per year with the mutual consent of the parties.

6.2 All prices are quoted in U.S. Dollars and all payments will be made in U.S. Dollars.


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7. ORDER PLACEMENT, DELIVERY AND RESPONSIBILITIES

7.1 Party A is responsible for materials purchased from vendors. As a product designer and owner, Party B is to bear the responsibility for all the materials planned for production use for Party B by Part A according to the PO and forecast issued.

7.2 Party B shall provide to Party A 2 month firm PO and 3 month rolling Forecast. The first two months firm orders shall constitute the firm quantity of the Contract Products that Party B agrees to order for delivery and Party A agrees to deliver in such first two months. The quantities forecasted with respect to the three months of each Rolling Forecast may be changed by Party B in the following Rolling Forecast within the following maximum deviation:

      a)    Month five becoming month four +/- 50%

      b)    Month four becoming month three +/- 30%

      c)    Month three becoming month two +/- 15%

      d)    Above sixth month 100%

Party A agrees to accept and fulfill each purchase order which meets the above relation with the previous Rolling Forecast. Party B shall furnish Party A 2 months firm purchase orders, eight (8) weeks prior to the first shipment of each 2 months firm orders, a purchase order release stating quantity, type and delivery date of Contract Products to be manufactured and shipped during the subject 2 months. Party A shall confirm the acceptance of such purchase order within 7 business working days. Upon acceptance by Party A, such purchase order shall be binding upon both Party A and Party B.

7.3 Delivery delay or default of any one of the partial shipments shall not relieve Party B of its obligations to accept the remaining deliveries. The Parties agree that all deliveries shall enjoy a 7 day mercy period. Party A and Party B shall work together to adjust the prices of Contract Products that are delivered late beyond the mercy period, but in no case shall Party A's liability for delays be beyond the extra cost for the upgrade from sea shipment to sea/air shipment for the Contract Products which are delivered between nine (9) and fifteen (15) calendar days after the delivery date, and from sea shipment to air shipment for the Contract Products which are delivered between sixteen (16) and thirty (30) calendar days after the delivery date. All Deliveries shall be made FOB Party A's dock.

7.4 Party B shall provide Party A the confirmed delivery date 4 weeks before delivery.

7.5 In Case of PO Cancellation (2 months firm PO) or variances from firm PO , forecast and engineering change, Party B should bear all the related cost of the firm POs such as materials including on the way materials, cost of semi-products and finished goods, and non-cancelable parts issued to Vendor for the firm Pos or Forecast received by Party A.


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8. PAYMENT TERMS

Party B shall pay Party A the full purchase price of each purchase order with payment due net 45 days from the on-board date of Contract Products under the payment guaranty of irrevocable Standby Letter of Credit .

8.1 The irrevocable Standby L/C should be guaranty by Bank of America

8.2 The Standby L/C should be issued individually to cover each monthly order amount, and the Standby L/C should be dispatched to Party A 60 days before monthly shipment

8.3 Standby L/C validity : 160 days

8.4 Terms on Standby L/C

      8.4.1 Any delay payment, Party A can negotiate the Standby L/C

      8.4.2 Any obsolete materials caused by order cancellation, forecast changes or engineering change from Party B. Party A should report to Party B and Party B should answer in 3 business days and finish the payment within 7 business days. If Party B delays the payment, Party A can negotiate the Standby L/C.

9. INSPECTION

Contract Products will be inspected in accordance with the routine practice of Party A or its delegates or subcontractors, but if Party B desires a different method of inspection with the attendance of Party B, its representative or agent, all such additional charges shall be borne by Party B.

10. SHIPMENT AND ACCEPTANCE

After Party A delivers the Contract Products to Party B, Party B shall acknowledge to Party A the receipt of each shipment of the Contract Products stating quantity, type, and shipment damages existing at delivery, within 7 days of receipt. Failure to acknowledge acceptance of the shipment within the above time limit shall constitute full acceptance of the shipment. Party A shall not be responsible for any claims relative to quantity and shipment damages made thereafter. Party A shall not be liable for any shipment damages.

11. CLAIM AND LIMITS OF LIABILITY

11.1 In the event a problem occurs or is discovered after production, Party B and Party A agree to discuss and resolve the basis of the defect in good faith, provided Party B shall identify such defect is not caused by it or its customer because of not complying with Party A's requirements.


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11.2 If defects are detected in any Contract Products, Party A shall assist on a timely basis in the failure analysis and provide corrective action to correct such failure mechanisms and/or defects. No Contract Product claimed to be defective may be returned to Party A, disposed of or repaired by Party B, without the prior consent of Party A.

11.3 Party A's liability for defects/workmanship that are attributed to Party A's fault and such defects are over the Acceptable Quality Level (1.0, 4.0 for major and Minor), shall be limited to repair or replacement only. Party A may, at its option, 1) to choose to pay Party B for the repair; 2) may provide free parts for the repair; 3) request Party B to ship the defective goods to a place delegate by party A for repair; or 4) send people to Party B's location to repair the defective goods, in which case Party B shall provide an appropriate work place. If Party A requests Party B to ship the goods back for repair, Party A and Party B shall each pay for one trip of the freight and insurance.

Party A's legal liability under any circumstances shall not exceed the price of each defective unit of the Product. Party B shall not claim for any damages against Party A one year after the occurrence of the disputes.

11.4 In the case of Termination of this agreement and/or product version, Party B is liable to pay all the due payments to Party A 30 days prior to Termination. Due payment includes the liability of the incurred costs related to PO cancellation or Forecast variances.

12. INTELLECTUAL PROPERTY

12.1 Party A agrees to defend at its expense any suit brought against Party B by any third party based upon a claim that the intellectual property rights provided by Party A hereunder infringes any right of the third party. Party A's compensation and other related fee and tax should be limited and not exceed the total net amount which Party A acquire from the Contract Product selling.

12.2 Party B agrees to defend at its expense any suit brought against Party A by any third party based upon a claim that the intellectual property rights provided by Party B in order for Party A to perform this agreement infringes any right of the third party when such infringement is caused by Party A's use of the Technical/Confidential Information or any modifications furnished by Party B, and to indemnify Party A for damages arising there from.

12.3 In no event shall Party A be liable for any incidental or consequential damages arising from infringement or alleged infringement of patent or copyrights or defective products.

12.4 Party B shall provide Party A with documents, satisfactory to Party A, which proves that Party B is the legal owner or authorized licensee of the Intellectual Property within the Contract Products, and that Party B has authorized Party A to use such Intellectual Property for the production of the Contract Products.

12.5 All of the Intellectual Property developed or created, by either party prior to or during the performance of this Agreement, shall remain the property of the developer or creator. The Agreement does not authorize either Party to use any Intellectual Property of the other Party.


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13. CONFIDENTIALITY

13.1 The Confidential Information will be used solely for the purpose of performing the contract activities related to the Contract Products for Party B, and will not be disclosed to any third party, and used for any third party products.

13.2 The Confidential Information will only be disclosed to employees, delegates or subcontractors who have a need to know the Confidential Information and who have signed agreements to maintain the Confidential Information confidential.

13.3 Upon termination of this Agreement for breach, the receiving party must upon the request of the disclosing party (i) return to the other party or certify to the destruction of the original and all copies of any Confidential Information and (ii) at the disclosing party's request have one of its officers certify in writing that it will not make any further use of such Confidential Information and specifically will not manufacture or have manufactured for it any product incorporating Confidential Information.

13.4 These Confidential provisions shall survive the termination of this Agreement for a period of five (5) years from the expiration of the term of this Agreement.

13.5 All Confidential Information and any copies thereof are and will remain the property of the disclosing party. No marketing or other rights are conveys to Party A by Party B under this Agreement.

14. TERM OF AGREEMENT

The Agreement shall become effective when it is signed by the duly authorized representatives of the Parties hereto and shall continue in effect for one (1) year unless it is canceled or terminated, and will be automatically extended for another year unless otherwise stated by either party with objections in writing 3 months prior to expiry.

15. SETTLEMENT OF DISPUTES

15.1 Any disputes arising from the execution of, or in connection with, this Agreement shall be interpreted in accordance with the laws of Republic of China and submitted to an arbitration panel in Taipei, Taiwan acceptable to both parties for arbitration under the arbitration rules of Republic of China .

15.2 During the arbitration, this Agreement shall be executed continuously by both Parties except for matters in dispute.

16. FORCE MAJEURE

16.1 No Party shall be liable in any manner for failure or delay upon fulfillment of all or part of this Agreement, directly or indirectly owing to any cause beyond its control, including, but not limited to, acts of God, governmental orders or restriction, war, threat of war, warlike conditions, strike, lockout, accident, interruption of transportation or inability to obtain necessary labor, materials, or facilities. However, if Party A cannot supply the Contract Products within 60 days after a force majeure event, Party B may seek other sources of supply and reduce the amount it has committed to buy from Party
A. However, Party B must bear all costs as Article 7.5 mentioned.


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16.2 Party A shall notify Party B at the earliest indication of any interruption in supplying the Contract Products or other facility difficulty, which may impact the availability of products under this Agreement.

17. ASSIGNMENT, TRANSFER OR SALE OF THIS AGREEMENT

Except agreed to otherwise, neither Party shall assign, sublicense or otherwise transfer this Agreement or any rights or obligations arising under this Agreement to any third party without the prior written approval of the other Party. Party B acknowledges and expressly agrees that Party A may delegate or subcontract its obligations under this agreement to a third party. The third party delegate or subcontractor shall have all the rights of Party A pursuant to this Agreement.

18. TERMINATION

18.1 If either Party shall at any time default in rendering or fulfilling any of the material obligations or conditions hereof and such default shall not be cured within sixty (60) days after written notice from the non-defaulting Party to the defaulting Party and, upon the giving of such notice of cancellation, this Agreement shall terminate.

18.2 With one month after cancellation or termination of this Agreement, either Party shall furnish to the other Party a certificate certifying with respect to each item of the Technical Information delivered to it hereunder that, the original and all copies, in whole or in part, in any form, of the Technical Information have been destroyed or returned to the other Party.

18.3 The provisions of Articles 11,12 and 13 shall survive any expiration, cancellation, or termination hereof.

19. ENTIRE AGREEMENT

19.1 This Agreement, including all the Appendices, supersedes all prior discussions and writings and constitutes the entire and only contract between the Parties hereto relating to the activities to be performed hereunder for the Contract Products, and it may not be changed, altered or amended except in writing and signed by duly authorized representatives of all the Parties.

19.2 In the event any inconsistency arises between the terms of this Agreement, the Appendices and the delegating foundry order, this Agreement shall prevail.


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20. NOTICE

All notices, instructions, requests, authorizations, consents, demands and other communications hereunder shall be in writing and shall be sent by facsimile or registered airmail, postage prepaid, addressed as follows:

To:                                    To:

Attention:                             Attention:

Either party hereto may change its address by a notice given to the other party hereto in the manner set forth above. Notice given in original copy, if by mail, notice shall be considered to have been given five (5) days after the mailing thereof, and notices given by facsimile shall be considered to have been given when received.

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to sign this Agreement as of the date first written above

Party A                                                            Party B
Cal-Comp Electronics (Thailand) Public Co., Ltd.                   Wherify Wireless, Inc.

By:______________________________________________                  By:______________________________________________

Name:  Peter Pan                                                   Name:____________________________________________

Title:  General Manager of CR Division                             Title:___________________________________________


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